Exhibit 10.2

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered on October 10, 2018, to be effective as of March 1, 2018, by and between Johnny Jordan (the “Executive”) and Royale Energy, Inc. (formerly known as Royale Energy Holdings, Inc.), a Delaware corporation (“Royale” or the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.     Term. The Executive’s employment hereunder shall be effective as of March 1, 2018 (the “Effective Date”), and shall be for two years from the Effective Date unless terminated pursuant to section 4 of this Agreement. This Agreement shall automatically renew for one (1) successive one-year period, upon the same terms and conditions, unless either party provides written notice of its/his intention not to extend the term of the Agreement at least 90 days’ prior to the renewal date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2.     Position and Duties.

2.1     Position. During the Employment Term, the Executive shall serve as the President and Chief Operating Officer of the Company, reporting to the Chairman of the Board of Directors of the Company (the “Board”). As President and Chief Operating Officer, the Executive shall have such duties, authority, and responsibility as shall be determined from time to time by the Board, which duties, authority, and responsibility are consistent with the Executive’s position. The Executive shall also serve as a member of the Board and, if requested, as an officer or director of any affiliate of the Company for no additional compensation.

2.2     Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board (which consent will not be unreasonably withheld or delayed) act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to the Company’s Chairman of the Board in accordance with the Company’s Conflict of Interest Policy; (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation;

provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof. The Company consent to the Executive’s current involvement in other companies either as a partial owner or as a board member on attached as “Exhibit A,” as it may be amended and supplemented from time to time.

3.     Compensation.

3.1     Base Salary. The Company shall pay the Executive an annual rate of base salary of $250,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The salary shall be paid in shares of common stock that equate to the value of each periodic payment until the Company achieves a positive ratio of earnings to interest, tax, dividend and amortization or until the Company’s chief executive officer, in his discretion, determines that it is in the best interest of the Company that the Executive’s salary should be paid in cash or in a combination of cash and common stock.

The Executive’s base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term. Additionally, the Board may decrease the base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

3.2     Annual Bonus.

(a)     For each calendar year ending during the Employment Term, the Executive shall be eligible to participate in the Company’s bonus plan and receive an annual bonus (the “Annual Bonus”) subject to the terms of the Company’s bonus plan, which shall be provided in the sole and absolute discretion of the Compensation Committee of the Board (the “Compensation Committee”).

(b)     Except as otherwise provided in Section 4, in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the last day of the applicable calendar year/date that Annual Bonuses are paid.

3.3     Long Term Incentive Plan. During the Employment Term, the Executive shall be eligible to participate in any Long Term Incentive Plan adopted by the Company, subject to the terms of the Long Term Incentive Plan, as determined in the sole discretion of the Compensation Committee.

3.4     Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all Employee Benefit Plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

3.5     Vacation; Paid Time-Off. During the Employment Term, the Executive shall be entitled to twenty-five (25) days of paid vacation per calendar year in accordance with the Company’s vacation policies. The Executive shall receive other paid time-off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.

3.6     Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

3.7     Indemnification.

(a)     In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

(b)     During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

(c)     Notwithstanding any other provision of this Agreement to the contrary, the Company shall have no obligation to indemnify and hold the Executive harmless from any liabilities, costs, claims, or expenses resulting from:

(i)     For an accounting of profits in fact made from the purchase or sale by Indemnitee of securities of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or similar provisions of any state law; or

(ii)     Resulting from Indemnitee’s knowingly fraudulent, dishonest, or willful misconduct, or

(iii)     The payment of which by the Company under this Agreement is not permitted by applicable law.

3.8     Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

4.     Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated at any time by either the Company or by the Executive; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 60 days’ advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 4 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

4.1     Expiration of the Term, for Cause or Voluntary Termination by Executive.

(a)     The Executive’s employment hereunder may be terminated upon expiration of the Employment Term, by the Company for Cause or by the Executive for any reason. If the Executive’s employment is terminated upon expiration of the Employment Term, by the Company for Cause or by the Executive for any reason, the Executive shall be entitled to receive:

(i)     a lump sum of the Executive’s accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;

(ii)     reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)     such employee benefits, if any, to which the Executive may be entitled under the Company’s Employee Benefit Plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

(b)     For purposes of this Agreement, “Cause” shall mean:

(i)     the Executive’s willful failure to perform his duties to the Company or with respect to its business (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)     the Executive’s willful failure to comply with any valid and legal directive of the Board;

(iii)     the Executive’s willful engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Company or its affiliates;

(iv)     the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v)     the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude if such felony or other crime materially impairs the Executive’s ability to perform services for the Company or results in harm to the Company or its affiliates as determined by the Board;

(vi)      the Executive’s willful unauthorized disclosure of Confidential Information (as defined below);

(vii)     the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Notwithstanding the foregoing, termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a three-quarters (3/4) of the Board (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct described in any of (i)-(vii) above. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect. The Company may place the Executive on paid leave for up to 30 days while it is determining whether there is a basis to terminate the Executive’s employment for Cause.

4.2     Termination by the Company Without Cause

The Employment Term and the Executive’s employment hereunder may be terminated by the Company Without Cause. In the event of such termination, and subject to the Executive’s compliance with Section 5, Section 6, Section 7, and Section 8 of this Agreement and his execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”), the Executive shall be entitled to receive the following:

(a)     the sum of eighteen (18) months’ Base Salary and accrued but unpaid vacation pay, if any, payable in equal monthly installment payments and paid in accordance with the Company’s normal payroll practices, which shall begin within 30 days following the Termination Date;

(b)      the Executive’s earned but unpaid Annual Bonus subject to the Company’s Bonus Plan and the Executive’s vested but unpaid Initial Bonus;

(c)     any additional applicable awards, including any Long Term Incentive Plan awards as determined by the terms of such plan;

(d)     reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(e)     such employee benefits, if any, to which the Executive may be entitled under the Company’s Employee Benefit Plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

4.3     Death or Disability.

(a)     The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b)     If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, such termination shall be treated as a termination of this Agreement by the Executive, under Section 4.1, and the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the amounts provided under Section 4.1(a)(1)-(iii).

(c)     For purposes of this Agreement, “Disability” shall mean the Executive is entitled to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for one hundred twenty (120) days; provided however, in the event that the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

4.4     Change in Control Termination.

(a)     Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company on account of its failure to renew the Agreement in accordance with Section 1 or without Cause (other than on account of the Executive’s Death or Disability), in each case within twelve (12) months following a Change in Control, and subject to the Executive’s compliance with Section 5, Section 6, Section 7 and Section 8 of this Agreement and his execution of a Release, the Executive shall be entitled to receive the following:

(i)     the lump sum of two (2) years’ salary and any accrued, but unused vacation pay, if any, which shall be paid within 30 days following the Termination Date;

(ii)     the Executive’s earned but unpaid Annual Bonus subject to the Company’s Bonus Plan;

(iii)     reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy;

(iv)     such employee benefits, if any, to which the Executive may be entitled under the Company’s Employee Benefit Plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein; and

(v)     any additional awards, including any Long Term Incentive Plan awards as determined by the terms of such plan. Notwithstanding the terms of any Long Term Incentive Plan, all outstanding unvested Long Term Incentive Plan awards granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term;

(b)     If the Executive timely and properly elects health continuation coverage under COBRA, the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. Such reimbursement shall be paid to the Executive on the 15th day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twenty-four-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; or (iii) the date on which the Executive receives/becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company's making payments under this Section 5.4(b) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA, the parties agree to reform this Section 5.4(b) in a manner as is necessary to comply with the ACA.

(c)     For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i)     one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(ii)     one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power of the stock of such corporation;

(iii)     a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv)     the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

4.5     Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 4.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 23. The Notice of Termination shall specify:

(a)     The termination provision of this Agreement relied upon;

(b)     To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c)     The applicable Termination Date.

4.6     Termination Date. The Executive’s “Termination Date” shall be:

(a)     If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b)     If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c)     If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)     If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 60 days following the date on which the Notice of Termination is delivered;

(e)     If the Executive terminates his employment hereunder for any reason, the date specified in the Executive’s Notice of Termination, which shall be no less than 60 days following the date on which the Notice of Termination is delivered; and

(f)     If the Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

4.7     Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, any amounts payable pursuant to this Section 4 shall not be reduced by compensation the Executive earns on account of employment with a subsequent employer.

4.8     Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date and shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

4.9     Section 280G.

(a)      If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Executive, no later than the time such Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 4.9 or otherwise) as if no Excise Tax had been imposed.

(b)     All calculations and determinations under this Section 4.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 4.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 4.9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

5.     Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

6.     Confidential Information. The Executive understands and acknowledges that during the Employment Term, he will be provided and have access to Confidential Information, as defined below.

6.1     Confidential Information.

(a)     Definition.

The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge and data relating to the Company, and its affiliates, including without limitation any trade secrets, which shall have been obtained by the Executive during the Executive’s employment with the Company and which shall not be or have become public knowledge or known within the relevant trade or industry (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: trade secrets, technical materials and information, geological and geophysical information and studies, seismic information and studies, reserve data, prospect data, maps and logs, bid data and transaction information, processes and technologies, compilations of information, engineering information, or specifications that are used or may eventually be used in the operation of the Company’s business; databases or information regarding the Company’s direct working interest program, practices, methods, policies, research, operations, services, strategies, techniques, agreements, transactions, potential transactions, know-how, records, material, customer information, prospective customer information, customer lists, prospective customer lists, supplier information, supplier lists, vendor information, vendor lists, financial information, marketing information, pricing information, market studies, sales information, revenue, communications, and product plans.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(b)     Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of energy and oil and gas. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c)     Disclosure and Use Restrictions.

The Executive agrees and covenants during the Employment Term and thereafter: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever, including other employees of the Company not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of Chairman of the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Chairman of the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

(d)     Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i)     The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A)      is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B)     is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii)     If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(A)      files any document containing trade secrets under seal; and

(B)     does not disclose trade secrets, except pursuant to court order.

The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

(e)     No License. The Executive understands that this Agreement does not, and shall not be construed to grant the Executive any license or right of any nature with respect to any Confidential Information, materials, software, or other tools made available to him by the Company.

7.     Non-Solicitation.

7.1     While employed by the Company and for a period of one (1) year following the Termination Date, regardless of the reason for the termination, other than in the ordinary course of the Executive’s duties for the Company:

(a)     the Executive shall not, without the prior consent of the Board, directly or indirectly solicit, induce, or encourage any employee of Company or any of its respective affiliates who is employed on the Termination Date (or at any time within six months of such date) to terminate his or her employment with such entity; and

(b)     while employed by the Company and thereafter, regardless of the reason for the termination, the Executive shall not, without the prior consent of the Board, use any Confidential Information to hire any employee of the Company.

7.2     The Company acknowledges that its employees may join entities with which the Executive is affiliated and that such event shall not constitute a violation of this Agreement if the Executive was not involved in the solicitation, hiring or identification of such employee as a potential recruit.

7.3     Should the Executive violate any of the terms of this Section 7, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

7.4     Irreparable Harm. In recognition of the facts that irreparable injury will result to the Company in the event of a breach by the Executive of his obligations under Sections 6.1 or 7.1(a)-(b) above, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that, in the event of any such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive. In no event shall an asserted violation of the provisions of Section 6 or 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

7.5     Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

8.     Non-Disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its affiliates, or any of their employees, officers, or directors.

This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

9.     Remedies. In the event of a breach or threatened breach by the Executive of Section 6 or Section 7, or Section 8 of this Agreement, the Executive hereby consents and agrees that the

Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

10.     Arbitration.

10.1      General. Any controversy, dispute or claim between the Executive and Company, or any of its respective parents, subsidiaries, affiliates or any of their officers, directors, agents or other employees, relating to the Executive’s employment or the termination thereof, shall be resolved by final and binding arbitration, at the request of any party hereto. The arbitrability of any controversy, dispute or claim under this Agreement or any other agreement between the parties hereto shall be determined by application of the substantive provisions of the Federal Arbitration Act (9 U.S.C. sections 1 and 2) and by application of the procedural provisions of California law, except as provided herein. Arbitration shall be the exclusive method for resolving any dispute and all remedies available from a court of competent jurisdiction shall be available; provided, that either party may request provisional relief from a court of competent jurisdiction if such relief is not available in a timely fashion through arbitration. The claims which are to be arbitrated include, but are not limited to, any claim arising out of or relating to this Agreement or the employment relationship between the Executive and the Company, claims for wages and other compensation, claims for breach of contract (express or implied), claims for violation of public policy, wrongful termination, tort claims, claims for unlawful discrimination and/or harassment (including, but not limited to, race, religious creed, color, national origin, ancestry, physical disability, mental disability, gender identity or expression, medical condition, marital status, age, pregnancy, sex or sexual orientation) to the extent allowed by law, and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance, except for claims for workers’ compensation and unemployment insurance benefits. This Agreement shall not be interpreted to provide for arbitration of any dispute that does not constitute a claim recognized under applicable law.

10.2     Selection of Arbitrator. The Executive and the Company shall select a single neutral arbitrator by mutual agreement. If the Executive and the Company are unable to agree on a neutral arbitrator within thirty days of a demand for arbitration, either party may elect to obtain a list of arbitrators from the American Arbitration Association (“AAA”), and the arbitrator shall be selected by alternate striking of names from the list until a single arbitrator remains. The party initiating the arbitration shall be the first to strike a name. Any demand for arbitration must be in writing and must be made by the aggrieved party within the statute of limitations period provided under applicable state and/or federal law for the particular claim(s). Failure to make a written demand within the applicable statutory period constitutes a waiver of the right to assert that claim in any forum.

10.3     Venue; Process. Arbitration proceedings shall be held in Santa Barbara County, California. The arbitrator shall apply applicable state and/or federal substantive law to determine issues of liability and damages regarding all claims to be arbitrated, and shall apply the Federal Rules of Evidence to the proceeding. The parties shall be entitled to conduct reasonable discovery and the arbitrator shall have the authority to determine what constitutes reasonable discovery. The arbitrator shall hear motions for summary judgment/adjudication as provided in the Federal Rules of Civil Procedure. Within thirty days following the hearing and the submission of the matter to the arbitrator, the arbitrator shall issue a written opinion and award which shall be signed and dated. The arbitrator’s award shall decide all issues submitted by the parties, but the arbitrator may not decide any issue not submitted. The opinion and award shall include factual findings and the reasons upon which the decision is based. The arbitrator shall be permitted to award only those remedies in law or equity which are requested by the parties and allowed by law.

10.4     Costs. The parties shall each bear their own costs and fees.

10.5     Waiver of Rights. Both the Company and the Executive understand that, by agreeing to use arbitration to resolve disputes, they are giving up any right that they may have to a judge or jury trial with regard to all issues concerning employment or otherwise covered by this Section 10.

11.     Left Blank Intentionally.

12.     Security.

12.1     Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

12.2     Exit Obligations/Return of Company Property. Upon the termination of the Executive’s employment with the Employer for any reason, the Executive shall immediately return and deliver to the Employer any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, equipment, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company. If at any time after the Employment Period, the Executive determines that he has any Proprietary Information or other such materials in his possession or control, or any copy thereof, the Executive shall immediately return to the Employer all such information and materials, including all copies and portions thereof. Nothing herein shall prevent the Executive from retaining a copy of his personal papers, information or documentation relating to his compensation.

13.     Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

14.     Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in San Diego County, California.

15.     Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

16.     Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and Chairman of the Board of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

17.     Severability. Should any provision of this Agreement be held by an arbitrator to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that an arbitrator is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the arbitrator shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

18.     Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19.     Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20.     Section 409A.

20.1     General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code and the treasury promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

20.2     Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

20.3     Reimbursements. To the extent required by Section 409A and Treasury regulation Section 1.409A-3(i)(1)(iv), each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)     the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)     any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)     any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

20.4     Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

21.     Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

22.     Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Royale Energy, Inc.

1870 Cordell Court, Suite 210

El Cajon, California 92020

Attention: Chairman

If to the Executive:

Johnny Jordan

104 W. Anamapu Street

Santa Barbara, California 93101

23.     Representations of the Executive. The Executive represents and warrants to the Company that the Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound. The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

24.     Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

25.     Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

26.   Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE		ROYALE ENERGY, INC.
/s/ Johnny Jordan	By:	/s/ Rod Eson
Johnny Jordan		Name: Rod Eson
Title: Chief Executive Officer

Exhibit A

Mr. Jordan currently serves on the board of managers of RMX Resources, LLC.

Through Mr. Jordan’s personal limited partnerships he owns:

●	24.5% of Zeus LP – private company holding oil and gas assets (passive ownership).

●	37.5% of Noramco LLC – private company holding oil and gas assets and we4ll service equipment (passive ownership).

●	37.5% of Double Eagle Well Services LLC – private company holding well service equipment (passive ownership).